i-80 Gold Reports Third Quarter 2026 Results;
Archimedes Underground on Track to Begin Production Mining by Year-End
TORONTO, ON, November 2, 2026 – i-80 GOLD CORP. (NYSE:IAUX) (TSX:IAU) (“i-80 Gold” or the “Company”) reports its financial and operating results, as well as development highlights, for the three and nine months ended September 30, 2026.

“During the third quarter, we continued to advance i-80 Gold's hub-and-spoke mining and processing platform which is expected to improve our cost structure and cash generation, and increase annual production to a target of 150,000 to 200,000 ounces of gold in 2028(1)," said Richard Young, President & Chief Executive Officer. "Granite Creek underground announced maiden mineral reserves, Archimedes underground continued to advance on schedule from a September 2025 construction decision toward planned production mining before year-end 2026, and key milestones and cost to complete the Lone Tree Plant refurbishment continued to track the original engineering schedule and cost estimate. With Mineral Point open pit now prioritized as our next major development project, drilling and technical work are advancing toward a pre-feasibility study to support targeted annual gold equivalent production of 400,000 to 500,000 ounces in the early 2030s.(1) Together, these milestones build the foundation for i-80 Gold to deliver substantial long-term value for our shareholders."

THIRD QUARTER HIGHLIGHTS
Three months ended September 30, 2026 compared to three months ended September 30, 2025.
Unless otherwise stated, all amounts referred to herein are in U.S. dollars.

Development
•Published a feasibility study for Granite Creek underground declaring initial Mineral Reserves of 2.20 million tonnes grading 7.87 grams per tonne gold containing 556,500 ounces of gold. Measured and Indicated underground Mineral Resources increased by 229% to 3.73 million tonnes grading 7.17 grams per tonne gold containing 859,500 ounces of gold, compared to the 2025 preliminary economic assessment;(2)Inferred Mineral Resources decreased by 38% to 0.89 million tonnes grading 7.06 grams per tonne gold containing 202,800 ounces of gold as the infill program converted a portion of Inferred Mineral Resources into the higher classification categories(3)

•Granite Creek underground development continued to expand access to high-grade headings, supporting the ongoing production ramp up. The project is expected to be within its full-year production guidance range.

•Archimedes underground advanced on schedule and largely on budget, with main decline development on track and construction of the second ventilation and escape raise underway. Surface and underground infrastructure required to support the start of production mining remains scheduled for completion in early November, ahead of the planned start of production mining by year-end.

•Lone Tree Plant refurbishment advanced on schedule and largely on budget with bulk demolition activities complete and mobilization underway for initial construction activities to commence in the fourth quarter of 2026, as planned. Project capital remains largely on budget with approximately 44% of project capital having been committed and approximately 20% of the contingency having been drawn.

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•Completed approximately 36,000 meters of drilling for the quarter bringing the total to approximately 62,000 meters for the nine months ended September 30, 2026. Activities primarily focused on technical drilling at Mineral Point open pit and infill drilling at Archimedes underground to enhance resource definition in support of the planned 2027 technical studies, as well as resource definition drilling at Granite Creek underground beyond the area included in the September 2026 feasibility study.(2)

•Permitting remained largely on track across the development portfolio as associated actions continued to advance.

Financial and Operating

•Revenues were $32.7 million, representing 7,744 ounces in gold sold(4) at an average realized gold price(5) of $4,211 per ounce, compared to $32.0 million represented by 9,368 ounces at an average realized gold price(5) of $3,412 per ounce in the prior year period.

•Gold production was marginally lower at 11,685 ounces compared with 12,428 ounces in the prior year period. Consolidated production is expected to be within the lower half of the guidance range.
•Gross profit increased to $5.0 million from $3.1 million in the prior year period due to a higher realized gold price.

•Net loss increased to $48.4 million compared to $41.9 million in the prior year period, due primarily to higher pre-development, evaluation and exploration costs incurred as the Company advances multiple projects within its development plan. The higher costs were related to drilling programs at the Ruby Hill property partially offset by lower revaluation expenses recorded within other expenses. In September 2026, the company issued the Granite Creek Feasibility Study(2) which declared initial mineral reserves. Accordingly, the Company will capitalize qualifying development expenditures at Granite Creek, which were previously expensed as pre-development, evaluation and exploration costs.

•Net loss per share of $0.06 is comparable to the prior year period of $0.05.

•Adjusted net loss was $48.2 million compared to $34.3 million(5) in the prior year period due to higher pre-development, evaluation and exploration expenses.

•Cash used in operating activities increased to $32.5 million compared to $15.2 million in the prior year period as a result of higher pre-development, evaluation and exploration expenses which was partially offset by higher gross profit.
•Cash and cash equivalents were $411.4 million as of September 30, 2026, a decrease of $53.2 million compared to June 30, 2026, primarily due to cash used in operations of $32.5 million and capital expenditures of $15.0 million primarily driven by the start of the Lone Tree Plant refurbishment project.

Sustainability

•Published the Company's 2025 and fourth annual sustainability report and data book which highlights key achievements in community partnerships, environmental stewardship, and governance in 2025, and reports on continued progress in expanding its sustainability strategy.
•Coordinated a roundtable with U.S. Senator Jacky Rosen, Eureka County leaders, and state and regional partners in Eureka, the neighboring community to the Ruby Hill property, which hosts the Archimedes and Mineral Point projects. Discussions focused on coordinated planning and long-term partnerships to address workforce readiness, housing, and infrastructure in anticipation of future project development.

UPDATED DEVELOPMENT STRATEGY

i-80 Gold is executing a multi-phase development plan aimed at creating a mid-tier gold producer in Nevada. The near-term focus is on developing two high-grade underground refractory gold projects (Granite Creek and Archimedes), and the refurbishment and commissioning of the Lone Tree Plant, which is expected to serve as a central processing hub for material from all underground projects. Development of the Company’s two large, open pit oxide projects (Mineral Point and Granite Creek), as well as its third underground mine (Cove), are expected to follow to support a long-term target of 500,000 to 600,000(1) ounces of annual gold output. Permitting, technical studies, development work and ramp up are actively being advanced across the portfolio of five gold projects.

On October 14, 2026, the Company updated its development plan to better align plant feed and processing capacity, and optimize capital allocation. While the Company’s operating and near-term development projects remain on their initial schedule, the sequence of medium-to-long term projects has been updated as follows:

1. Establish hub-and-spoke mining and processing platform: Ramp up production at Granite Creek underground, bring Archimedes underground into production, and refurbish and commission the Lone Tree Plant as a centralized processing facility — which remains consistent with previously forecasted plans.

2. Prioritize Mineral Point open pit as the next major development project: Add a large-scale open pit heap leach project.

3. Advance remaining growth projects: Develop and construct the Granite Creek open pit once the Mineral Point open pit project is in operation with the Cove underground project sequenced later as an important source of future refractory feed to the Lone Tree Plant when future mining rates decline at the first two underground mines.

This revised sequence of development projects provides an opportunity for the Company to prioritize the Mineral Point open pit project, which is the Company’s largest and most valuable asset. Currently, the anticipated timing of Mineral Point development has not changed from its March 2025 PEA. The exploration program, early-stage pre-permitting activities, technical studies, metallurgical test work, and engineering are ongoing and continue to improve the Company’s understanding of the deposit to support future project planning.

The development plan targets annual gold production of 150,000 to 200,000 ounces beginning in 2028, supported by the Lone Tree Plant processing material from Granite Creek underground and Archimedes underground.(1) Cove underground is expected to sustain this production level by supplying refractory feed to the Lone Tree Plant as production from Granite Creek underground and Archimedes underground declines.

In addition to the quarter end cash balance of $411 million, additional liquidity is available through: (i) the remaining $25 million from the committed net smelter return royalty financing arrangement (the "NSR Royalty"); (ii) the $100 million accordion feature under the 2026 Gold Prepay – each of which are subject to certain specified project and drawdown conditions; (iii) future anticipated proceeds from warrant exercises which are due to mature in 2027 and 2028; (iv) and a proposed ore stockpile financing facility which has been approved as an additional permitting financing facility under the 2026 Gold Prepay. Together, these sources could provide up to approximately $350 million of additional liquidity over the next 18 months. Other than the remaining $25 million under the NSR Royalty, each of these sources is subject to lender approval, the negotiation of definitive agreements or the exercise of outstanding warrants by their holders, as applicable. To support Mineral Point’s development scope, the Company is in dialogue with its lead lenders to establish a corporate revolving credit facility for additional liquidity, if needed.

Parallel to the updated development plan, the Company has optimized its processing strategy where a large portion of refractory material from the Granite Creek and Archimedes underground projects is expected to be stockpiled in 2027 for processing at the Company's wholly owned Lone Tree Plant once commissioned, rather than processed through a third-party facility. Commissioning is expected in the fourth quarter of 2027.

UPCOMING CATALYSTS
Archimedes Underground
•First gold mined — Q4 2026
Lone Tree Plant
•Commence construction — Q4 2026
•Filtration plant completion — Early Q4 2027
•First gold pour — Q4 2027

Technical Studies(2)
•Cove underground (Feasibility) — Q4 2026
•Archimedes underground (Feasibility) — H2 2027
•Mineral Point open pit (Pre-Feasibility) — H2 2027
•Granite Creek open pit (Pre-Feasibility) — H2 2028

OUTLOOK

The Company expects to be largely within its guidance ranges published in its Annual Report on Form 10-K for the year ended December 31, 2025, on February 19, 2026. The Company’s expectations for 2026 have changed from that guidance as follows:

•Gold production is expected to be in the lower half of the guidance range. This is in part due to the decision to leach Archimedes oxide material on our existing leach pad rather than selling it under the ore purchase agreement, which is expected to delay recording production from the fourth quarter of 2026 to the first quarter of 2027.

•Operating costs are expected to be at the low end of the range due to gold production being in the lower half of the range and the mining of more oxide material than planned, at lower processing costs, from Granite Creek.

•Sustaining capital, growth capital and pre-development expense are all anticipated to be at the low end of the guidance range.

•The Lone Tree Plant refurbishment is on schedule, however, capital expenditures for 2026 are expected to be lower than guidance. Management was conservative in estimating these expenditures during the recapitalization process earlier in year to ensure the Company raised sufficient capital. The original guidance assumed a gap between commitment and invoicing/payment of 30 days, in practice, the Company is experiencing between four to five months for this timing difference. The Company continues to expect the refurbishment capital to be nearly fully committed by year-end.

•Exploration expenses are expected to be lower than planned for 2026, reflecting fewer meters drilled due to previously reported contractor personnel shortages and limited drill rig availability at Archimedes and Mineral Point. During the third quarter, drill rigs have since arrived on site and staffing levels have increased, addressing these constraints.
This outlook, including expected results and targets, is subject to various risks, uncertainties and assumptions, which may impact future performance and the Company’s ability to achieve the results and targets discussed in this section. Please refer to "Forward-Looking Information" section. The Company may, but is under no obligation to, update this outlook depending on changes in metal prices and other factors.

SUMMARY OF FINANCIAL AND OPERATING RESULTS

		Three months ended September 30,		Nine months ended September 30,
		2026	2025	2026	2025
Revenue	$000s	32,728	32,019	109,466	73,903
Gross profit	$000s	4,954	3,118	29,651	6,822
Net loss	$000s	(48,350)	(41,867)	(179,478)	(113,287)
Net loss per share	$/share	(0.06)	(0.05)	(0.21)	(0.18)
Adjusted net loss	$000s	(48,151)	(34,255)	(118,034)	(85,140)
Adjusted net loss per share[1]	$/share	(0.06)	(0.04)	(0.14)	(0.14)
Cash used in operating activities	$000s	(32,541)	(15,246)	(127,206)	(49,282)
Cash and cash equivalents	$000s	411,355	102,867	411,355	102,867
Gold produced	oz	11,685	12,428	33,649	26,256
Gold ounces sold[2]	oz	7,744	9,368	23,668	22,720
Average realized gold price[1]	$/oz	4,211	3,412	4,608	3,243
Pre-development, evaluation and exploration expenses	$000s	33,355	20,062	88,317	38,652
Notes to table above: [1]This is a Non-GAAP Measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.
[2]Gold ounces sold include attributable gold from ore sales at a payable factor of 59% in 2026 (2025 - 58%).

Paul Chawrun, Executive Vice President & Chief Operating Officer, added: "Our team continued to translate drilling results and geological data into optimized mine plans. At Archimedes underground, development exceeded planned daily advancement rates and unit operating costs were in line with budget. We are optimizing the 2027 mine plan to reflect the higher than anticipated oxide material, with heap leaching planned to commence by year-end.

At Granite Creek underground, increased competition for skilled underground labor in the region led to a high volume of contractor workforce turnover during the quarter, which resulted in reduced material movement and delayed access to high-grade headings. The contractor workforce has since been restored to previous staffing levels to support planned mining rates following an adjustment to contractor compensation structure. Attracting and retaining a skilled workforce within a positive, supportive company culture is a key focus for us.

We completed approximately 62,000 meters of drilling year to date, strengthening resource definition and supporting future technical studies for Archimedes underground and Mineral Point, and overall mine planning. Results beyond existing resource boundaries continued to highlight the expansion potential of Granite Creek, Archimedes and Mineral Point.

At Lone Tree, procurement and engineering have advanced, and civil and concrete contractors are mobilizing. Our fourth quarter priorities include awarding the general contractor. We are also preparing to implement our stockpiling strategy for high grade sulfide material from Granite Creek and Archimedes underground projects through 2027 to maximize the cost benefits of processing at Lone Tree following commissioning.”

Granite Creek Property
The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine, and the Granite Creek open pit oxide deposit adjacent to the underground project. Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2026	2025	2026	2025
Mining
Oxide mineralized material mined	tonnes	12,375	15,296	36,128	54,693
Sulfide mineralized material mined	tonnes	21,994	20,083	55,276	45,928
Low-grade mineralized material mined	tonnes	17,344	15,288	39,719	54,307
Waste mined	tonnes	32,761	46,796	110,523	106,205
Total material mined	tonnes	84,474	97,463	241,646	261,133

Oxide mineralized material grade	g/t	8.17	9.77	8.15	11.19
Sulfide mineralized material grade	g/t	9.09	10.65	7.41	9.12
Low-grade mineralized material grade	g/t	2.99	2.95	2.98	2.90

Processing
Processed mineralized material - sulfide	tonnes	18,382	35,731	53,842	42,746
Processed mineralized material - heap leach	tonnes	—	14,674	5,827	67,261
Total processed mineralized material	tonnes	18,382	50,405	59,669	110,007

Ore purchase agreement (high and low grade oxide)
Oxide mineralized material sold[1]	tonnes	20,260	12,840	52,941	41,638

Total gold produced	oz	9,064	10,478	26,596	19,373
Total gold sold[1]	oz	6,164	7,325	16,982	16,412

Underground mine development (pre-development)	meters	144	394	891	759
Drilling	meters	1,974	9,709	5,109	10,669

Financial Statistics		2026	2025	2026	2025
Mining cost (total mineralized material and waste)	$/t	188	134	175	158
Processing cost (processed mineralized material)	$/t	290	228	280	144
Site general and administrative (“G&A”) (total mineralized material mined)	$/t	66	30	56	32
Operating costs[2]	$000s	22,822	23,446	60,656	53,831
Royalties[2]	$000s	1,536	1,488	4,655	3,143
Sustaining capital expenditures[3]	$000s	52	288	4,320	1,927
Growth capital expenditures[3]	$000s	4,818	611	14,263	464
Capital expenditures	$000s	4,870	899	18,583	2,391
Pre-development, evaluation and exploration expenses	$000s	5,505	12,864	24,782	22,583
Notes to table above:
1Gold ounces sold include attributable gold from ore sales at a payable factor of 59% in 2026 (2025 - 58%).
2Operating costs excluding depletion, depreciation, amortization, and royalties. Royalties exclude Net Smelter Return royalty payments.
3This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

Granite Creek Underground Project
Mining & Processing
Ore mined at Granite Creek underground is currently processed as follows: (i) sulfide ore is processed at a third-party processing facility and subject to a toll milling agreement entered into in March 2025; (ii) high-grade and low-grade oxide ore is subject to an ore purchase agreement. Low-grade oxide ore was sold under the ore purchase agreement beginning in the first quarter of 2026; and (iii) residual leaching of low-grade oxide material previously placed on a segregated section of the Company’s Lone Tree heap leach facility continues with no additional ore having been placed after the first quarter of 2026.

The Company continued mining in the Ogee, upper South Pacific, and Otto zones at Granite Creek underground. During the three months ended September 30, 2026, mining activities were impacted by employee turnover at its mining contractor as a result of increased competition for skilled underground labor in the region, which reduced ore and waste mining rates and delayed access to several high-grade headings. In response, to strengthen workforce retention and support planned mining rates, the Company implemented a competitive retention incentive program for its mining contractor personnel. The mining contractor has since increased staffing to align with the mining rates required through the balance of 2026.

Horizontal development remains on track and, as part of the mine plan optimization, vertical development of the ventilation raise has been postponed to late 2026 or early 2027. The Company expects full-year production for the project to be within its guidance range.

On September 21, 2026, the Company announced the results of a feasibility study for Granite Creek underground supported by two technical reports: (1) a technical report prepared under National Instrument 43-101 - Standards of Disclosure for Mineral projects which, in the opinion of the qualified persons, constitutes a feasibility study under NI 43-101, and (2) a technical report summary prepared under Subpart 1300 of Regulation S-K ("S-K 1300"), which, in the opinion of the qualified persons, constitutes a pre-feasibility study under S-K 1300. (the "Granite Creek Underground Feasibility Study"). The Granite Creek Underground Feasibility Study declared maiden mineral reserves at the project. Accordingly, qualifying development expenditures at Granite Creek incurred after the declaration of reserves, which were previously expensed as pre-development, evaluation and exploration costs, will be capitalized in future periods.

Water inflow volumes to the mine remained largely unchanged and continue to be managed well using the current underground pumping system and expanded sump. Work on an enhanced pumping system, including expanded sumps at lower levels and higher-capacity pumps, advanced during the quarter. Power and discharge lines were completed for the two completed dewatering wells, with transformers and assemblies expected to be installed during the fourth quarter of 2026. The second water treatment plant is fully operational and expected to increase water flows towards its capacity of approximately 3,500 gallons per minute with the commissioning of the two new dewatering wells in the fourth quarter. The water is being treated to potable drinking standards and discharged to the rapid infiltration basins.

At September 30, 2026, the Company had in-process material containing over 6,200 recoverable gold ounces at its third-party processing facility. The Company expects over half of the material at the third-party facility to be processed by the end of 2026. Approximately 4,100 ounces of gold was also held in inventory at September 30, 2026. Gold ounces sold were lower than the prior year periods due to timing of settlements.

Mining cost per tonne has increased due to higher contractor costs and increased labor to support the mine, as well as lower tonnes produced. Processing cost per unit has increased compared to the prior year periods due to a higher proportion of sulfide material being processed at the third-party processing facility.

During the three and nine months ended September 30, 2026, growth capital expenditures were primarily related to the water treatment plant project. Sustaining capital expenditures were related primarily to the electrical substation replacement.

Pre-development, evaluation, and exploration expenses were $5.5 million for the three months ended September 30, 2026, which were related to underground mine development and infill drilling to upgrade mineral resources and step-out drilling.

Drill Program
During the quarter, the Company continued infill and step-out drilling at Granite Creek. The underground drill program remained focused on infill drilling to support resource conversion and mine planning. Drilling progressed slower than anticipated during the quarter due to water management and insufficient contractor personnel to maintain continuous operations. Ongoing 2026 infill and step-out drilling supports continued reserve development and resource growth in the South Pacific, Rangefront, Otto and Ogee zones, with the high-grade portion of the CX Zone targeted for further evaluation as part of an anticipated extensive multi-year drill program planned to commence in 2027.

The Granite Creek Underground Feasibility Study outlined several improvements relative to the Granite Creek 2025 PEA, including an optimized mine design, improved geological definition, increased mining flexibility and additional working faces, particularly within the Ogee Zone.

Successful infill and definition drilling within the South Pacific Zone closed gaps in the mineralization, improved continuity and upgraded existing mineral resources to higher-confidence categories. These results supported a larger mineable inventory and an 8.5-year mine life after more than a year of mining. Improved geological definition also increased the number of available ore faces and total planned ore mined, supporting higher planned production and reduced waste development requirements. Ongoing infrastructure upgrades, including increased water treatment and dewatering capacity and ventilation optimization, further support the mine plan.

The Granite Creek Underground Feasibility study also incorporated an optimized processing strategy which includes stockpiling Granite Creek's sulfide and oxide ore ahead of the planned commissioning of the Lone Tree Plant. This strategy is expected to increase the amount of Granite Creek ore processed at the Lone Tree Plant at more favorable processing costs, while reducing reliance on third-party processing.

Granite Creek Open Pit Project

Under the updated development plan, the Granite Creek open pit oxide project is expected to be constructed once the larger Mineral Point open pit project is in operation. Preparation for a pre-feasibility study has commenced and early-stage pre-permitting activities are being conducted. A technical site investigation program is anticipated to commence in the first quarter of 2027 with subsequent engineering trade-off optimization studies, followed by completion of a pre-feasibility study technical report expected in the second half of 2028.(2) The Company is currently working through operational permitting needs followed by the an expected National Environmental Policy Act permitting process, which is currently projected to commence in 2027.

Ruby Hill Property

The Ruby Hill property includes the Archimedes underground project, the Company's second planned underground mine for which construction began during 2025, and the Mineral Point open pit, which is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset.

Ruby Hill Property		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2026	2025	2026	2025
Heap Leach
Gold produced	oz	265	643	1,143	1,979
Gold sold	oz	274	730	1,347	1,847

Underground mine development (pre-development)	meters	760	98	2,319	98
Archimedes drilling	meters	7,990	—	15,377	—
Mineral Point drilling	meters	25,865	3,783	41,451	5,532

Financial Statistics		2026	2025	2026	2025
Processing cost (produced oz)	$/oz	5,845	1,893	3,835	1,726
Site G&A (produced oz)	$/oz	883	896	785	1,095
Operating costs	$000s	923	2,267	4,475	5,077
Royalties[1]	$000s	35	75	180	177
Sustaining capital expenditures[2]	$000s	353	621	822	1,531
Growth capital expenditures[2]	$000s	2,759	—	5,929	—
Capital expenditures	$000s	3,112	621	6,751	1,531
Pre-development, evaluation and exploration expenses	$000s	26,903	4,440	59,369	9,529
Notes to table above:
1Royalties exclude Net Smelter Return royalty payments.
2This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

The Company continues to leach gold from the historic leach pads on the Ruby Hill property. Year-to-date gold production from the historic leach pad is below plan due to lower leaching rates in areas of the pad, partly in preparation for placement of mineralized material from the underground in the fourth quarter and partly to manage localized ponding at surface. Higher processing cost per ounce compared to the prior year periods was due to lower produced ounces. For the residual leaching process, management continues to focus on managing localized areas of ponding and optimizing cyanide application rates.

Archimedes Underground Project
During the quarter, underground development at the Archimedes project continued to advance on schedule, with 760 meters of development completed during the quarter, supported by favorable ground conditions and high productivity rates from contractors. The first ventilation raise was completed and the second ventilation raise commenced in September of 2026. Permitting activities for Lower Archimedes, (located below the 5,100-foot elevation of the deposit) continued to advance as planned. Mining in Upper Archimedes (located above the 5,100-foot elevation of the deposit) has been on schedule with first gold expected in the fourth quarter of 2026. Refractory material is expected to be stockpiled for processing at the wholly-owned Lone Tree Plant, once commissioned, rather than processed through a third-party facility, while placement of the oxide material on the existing leach pad at the Ruby Hill property is expected to begin by the end of 2026.

Growth capital expenditures for the three and nine months ended September 30, 2026, were primarily related to infrastructure upgrades and power upgrades.

Pre-development, evaluation and exploration expenses were $26.9 million and $59.4 million for the three and nine months ended September 30, 2026, respectively. Pre-development, evaluation and exploration expenses were higher than the prior year periods primarily due to underground development at the Archimedes underground project which began in the third quarter of 2025. Development during the quarter focused on advancement of the main ramp and lateral access for drilling platforms.

An infill drilling program largely within the lower portion of the 426 Zone and Ruby Deeps Zone commenced in the second quarter of 2026, targeting approximately 55,000 meters planned across 140 drill holes in support of the planned feasibility study for Archimedes ("Archimedes Feasibility Study")(2). Drilling activities during the quarter continued with 7,990 meters of infill drilling of the lower 426 Zone and Ruby Deeps Zone. The Archimedes Feasibility Study is anticipated to be completed in the second half of 2027, subject to timing of completion of the drilling program. Consistent with previously reported results, ongoing drilling continues to intersect significant intervals of oxide mineralization outside the mineral resource estimate supporting the Archimedes 2025 PEA. Ongoing metallurgical test work also demonstrates the potential to process more oxide material on the Ruby Hill property’s existing active heap leach pad than contemplated in the project's 2025 PEA mine plan, potentially improving cash margins for a portion of near-term production at Archimedes.

Mineral Point Open Pit Project

The Company’s updated development plan prioritizes the Mineral Point open pit as the Company’s next major development project to drive the next phase of production growth following the anticipated establishment of its underground hub-and-spoke mining and processing platform.

At Mineral Point open pit, the Company advanced its surface drill program during the quarter as part of the largest drill program in the Company's history, completing approximately 25,865 meters of core drilling and reverse circulation drilling with a fleet of up to seven drill rigs, primarily for infill drilling of the currently classified Inferred Resources. The program achieved steady state during the quarter, with drilling footage rates improving significantly from earlier in the year following the mobilization of additional drill rigs. Initial infill and step-out drill results released during the third quarter were encouraging, highlighting the potential to expand the mineralized footprint outside of the project's 2025 PEA pit shell. The geotechnical phase of the surface core program in support of the pre-feasibility study was completed during the quarter (see the Company’s September 22, 2026 press release). The results from this program will support a pre-feasibility study for the project, which is expected to be completed in the second half of 2027, pending timing of completion of the drilling program. Early-stage pre-permitting activities continued to progress during the quarter.

Cove Underground Project

Cove is an advanced stage exploration project and is expected to be the Company's third underground mine. During the quarter, the Company continued to advance technical and economic studies for the Cove Underground project. The permitting action is anticipated to require a Notice of Intent to complete an Environmental Impact Statement through the Bureau of Land Management. Federal and State of Nevada permit approvals remain on track for targeted receipt by year-end 2027. A feasibility study for Cove is expected to be completed in the fourth quarter of 2026.(2) Demonstrated resource expansion potential at Granite Creek and Archimedes, the Company's first two underground projects, has provided the flexibility to sequence Cove underground later in the development pipeline as an important future source of refractory feed to the Lone Tree Plant, when future mining rates decline at the first two underground mines.
Lone Tree Plant Refurbishment

The Lone Tree Plant is currently undergoing a refurbishment following a positive construction decision made by the Board of Directors during the first quarter of 2026. i-80 Gold is one of two gold companies in Nevada with autoclave processing facilities (the other being owned by Nevada Gold Mines LLC, a joint venture between Barrick Mining Corporation and Newmont Corporation).

The Lone Tree Plant is envisioned to process material from the Company’s three underground mines, Granite Creek, Archimedes, and in the future Cove, to establish a regional hub-and-spoke mining and processing model. Upon refurbishment and commissioning, the Lone Tree Plant is intended to allow the Company to transition from toll milling to owner-operated processing. This shift is expected to materially increase operating margins and enhance free cash flow generation.

Bulk demolition was completed in the three months ended September 30, 2026 as planned, and mobilization has begun in preparation for the start of initial construction, with a focus on civil preparation and concrete work. Detailed engineering and procurement continue to advance in line with the construction and commissioning schedule with approximately 74% of procurement packages, by value, awarded as of the end of September 2026.

Refurbishment timing and costs incurred to date remain in line with the Company’s December 2025 engineering study, which included a total capital cost estimate of $430 million, inclusive of approximately 12% contingency, owner’s cost, and capital spares. The Lone Tree Plant refurbishment capital expenditures for 2026 are expected to be lower than original guidance. Refer to the “Outlook” section above for 2026 capital expenditure guidance. The Company continues to expect the refurbishment capital to be nearly fully committed by year-end, and the project remains on schedule. Overall labor costs to date are running approximately 5% to 10% above initial estimates, reflecting higher wages and incidentals due to the competitive labor market in Northern Nevada; however, these remain within the allotted project contingency. Total project capital remains largely as expected with approximately 20% of the total project contingency drawn down and approximately 44% of capital committed at the end of the third quarter of 2026. The Company expects all major procurement and contracts to be in place by the end of 2026 providing greater certainty around the projected cost to complete the project.

State level permits have been received on schedule as of the end of September to allow for the mobilization of site contractors to begin construction. The Lone Tree Plant is permitted for the existing operational components in use, and the receipt of normal course design and environmental state permits remains on track.

Capital expenditures for the three months and nine months ended September 30, 2026 were primarily related to the refurbishment of the Lone Tree Plant. See Outlook section above for anticipated 2026 project spend.

The leaching of the historic leach pad at Lone Tree continues to produce gold at profitable quantities. Processing costs per produced ounce is higher than the prior year periods due to a higher volume of reagents used to improve gold production.

FINANCIAL STATEMENTS
This press release should be read in conjunction with i-80 Gold’s Form 10-Q, including the unaudited consolidated financial statements and associated Management's Discussion and Analysis of Financial Condition and Results of Operation for the three and nine months ended September 30, 2026 included therein, which is available on the Company’s website at www.i80gold.com, and under the Company's issuer profile on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST
Management will hold a conference call and audio webcast to discuss the third quarter highlights followed by a question-and-answer session with participants. The details are as follows:
Date:                Tuesday, November 3, 2026
Time:                10:00 a.m. ET
Webcast:             https://app.webinar.net/Z20DEoz4xQz
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

TECHNICAL DISCLOSURE AND QUALIFIED PERSONS

All scientific and technical information contained in this press release has been prepared under the supervision of, and has been reviewed and approved by Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Executive Vice President & Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101") and S-K 1300 and Subpart 1300 of Regulation S-K ("S-K 1300") under the U.S. Securities Act of 1933, as amended. Neither, Mr. Chawrun nor Mr. Hill is independent of the Company within the meaning of NI 43-101.

ENDNOTES

(1) Based on gold output estimates in the most recent life of mine gold output schedules disclosed in the latest technical studies filed for each respective project and related property: Granite Creek underground, Archimedes underground, Cove underground, and Mineral Point open pit. These anticipated output figures are preliminary in nature and are largely based on mineral resources, which do not have demonstrated economic viability and subject to successful project development. Only Granite Creek underground has declared mineral reserves. In addition, for all gold projects except Granite Creek underground, the foregoing technical reports are preliminary economic assessments/initial assessments that are preliminary in nature. The Granite Creek underground technical report was a feasibility study/technical report summary. Each include an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves. As such, there is no certainty that the output targets will be realized. Anticipated output targets are also pending the commissioning of the Lone Tree Plant, and are Company goals and not a projection of results and should not be taken as output guidance. All of the Company’s projects other than Granite Creek underground are considered exploration stage projects under S-K 1300, as the Company has not determined mineral reserves at such properties pursuant to S-K 1300. With respect to Archimedes underground, located on the Ruby Hill property, the Company has started extraction activities without determining mineral reserves. The following technical reports for each project and related property have been prepared in accordance with NI 43-101: Preliminary Economic Assessment Technical Report for the Cove Project, Lander County, Nevada (March 31, 2025); NI 43-101 Technical Report Feasibility Study Granite Creek, Humboldt County, Nevada, USA (September 21, 2026); and Preliminary Economic Assessment NI 43-101 Technical Report for the Ruby Hill Project, Eureka Country, Nevada, USA (March 31, 2025). Corresponding technical reports prepared in accordance with S-K 1300 are as follows: Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada (March 26, 2025); S-K 1300 SEC Technical Report Summary Pre-Feasibility Study Granite Creek, Humboldt County, NV (September 21, 2026); and Initial Assessment of the Ruby Hill Project, Eureka County NV (March 29, 2025).

(2) This technical report was, or is expected to be, prepared under both: National Instrument 43-101 – Standards of Disclosure for Mineral Projects which, in the opinion of the qualified persons, constitutes a feasibility study (Granite Creek underground, Cove and Archimedes underground) or pre-feasibility study (Mineral Point open pit and Granite Creek open pit); and Subpart 1300 of Regulation S-K which, in the opinion of the qualified persons, constitutes a pre-feasibility study.

(3) Refer to the Company’s September 21, 2026 press release for the technical study results and accompanying notes to the Mineral Reserve and Mineral Resource estimates. Mineral Resources are reported inclusive of Mineral Reserves.
(4) Gold ounces sold include attributable gold from ore sales at a payable factor of 59% in 2026 (2025 - 58%).
(5) This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

ABOUT i-80 GOLD CORP.
i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a funded development plan to advance its high-quality asset portfolio. The Company is one of the largest mineral resource holders in the state with a pipeline of three high-grade underground and two open pit projects strategically located in some of Nevada’s most prolific gold-producing trends. Leveraging its central autoclave processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE (NYSE: IAUX) and Toronto Stock Exchange (TSX: IAU). Visit www.i80gold.com for more information.

For further information, please contact:
Leily Omoumi - SVP Corporate Development and Strategy
Caterina De Rosa - VP Investor Relations
1.866.525.6450
info@i80gold.com

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

Certain information set forth in this press release contains forward-looking statements within the meaning of applicable Canadian and U.S. securities laws that are based on the management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, management's assessment of the Company's future plans and operations; the anticipated timing of permitting the Lone Tree Plant, construction, refurbishment and commissioning; the anticipated benefits of the refurbished processing plant including with respect to cash margins and recoveries, operating margins and free cash flow generation, and the transition from toll milling to owner-operated processing; the anticipated cost and payback period of the refurbishment plan; the perceived merit of projects or deposits; the impact, timing, and execution of the Company’s multi-phase development plan;; execution and timing of all asset advancements in the development plan; that ramp-up activities at Granite Creek will lead to steady state production; the Granite Creek dewatering campaign; the potential to utilize the autoclave infrastructure at the Lone Tree Plant to process mineralized material pending the outcome of the refurbishment; the Company’s belief that Mineral Point will become the Company’s largest producing asset and is expected to provide the biggest step change in company-wide production; the successful permitting of each project; the ability to further de-risk the development pipeline; the timing, completion and results of the Company’s drill programs and geotechnical site investigation programs; the inclusion of drill results in future feasibility studies and the expected conversion of mineral resources to higher confidence categories or to mineral reserves; that any of the projects will reach commercial production; and the Company’s ability to achieve mid-tier producer status; outlook on gold output; the anticipated growth expenditures; the anticipated timing of permitting, production, project development or technical studies; the Company's 2026 production, operating pre-development, evaluation and exploration cost guidance; the effects of any labor shortage; the anticipated timing for water treatment plant completion at Granite Creek; anticipated commissioning of the Lone Tree Plant by the end of 2027; the expected timing of first gold from upper Archimedes; the anticipated implementation of a hub-and-spoke regional mining and processing model; the Company's expectation that it has sufficient liquidity to meet its obligations as they become due; the updated sequencing of the Company’s development projects; the Company’s production targets for 2028, 2031 and the early 2030s; the availability and amount of additional liquidity; the stockpiling of refractory material through 2027 and the timing of its processing at the Lone Tree Plant; the capitalization of development expenditures at Granite Creek; the expected timing of the Cove underground feasibility study, the Granite Creek open pit pre-feasibility study and the NEPA permitting process for the Granite Creek open pit; and the restoration of the mining contractor workforce at Granite Creek underground.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements.

The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, the ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see “Risks Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated from time to time by its subsequent filings, for more information regarding risks regarding the Company which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP AND SUPPLEMENTARY FINANCIAL PERFORMANCE MEASURES

The Company has included certain non-GAAP performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted net loss, adjusted net loss per share, and average realized price per ounce. These measures are not defined under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. Management believes these measures in addition to measures determined in accordance with US GAAP provide investors with useful information to evaluate the Company's underlying operations and financial performance. Supplementary financial measures represents a component of a GAAP number. The measures presented are intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

"Average realized gold price” per ounce of gold sold is a supplementary financial measure and the calculation is shown below.

"Adjusted net loss” and “adjusted net loss per share” are non-GAAP financial performance measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: (loss) gain and losses on fair value measurements, loss on loan extinguishment, loss on Convertible Loans and finance fee expense. Adjusted net loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

"Sustaining capital expenditures" and "Growth capital expenditures" are supplementary financial measures. Sustaining capital expenditures are investments that support current operational and production levels whereas Growth capital expenditures are associated with major projects and new mine development.

Average realized gold price per ounce of gold sold(2)

		Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)		2026	2025	2026	2025
Consolidated
Revenues		32,728	32,019	109,466	73,903
Silver revenue		(117)	(51)	(405)	(220)
Gold revenue		32,611	31,968	109,061	73,683
Gold sold¹	ounce	7,744	9,368	23,668	22,720
Average realized gold price ($/oz)	$/ounce	4,211	3,412	4,608	3,243

Granite Creek
Revenues		25,822	24,857	79,016	53,279
Gold ounces sold[1]	ounce	6,164	7,325	16,982	16,412
Average realized gold price ($/oz)	$/ounce	4,189	3,393	4,653	3,246

Lone Tree
Revenues		5,781	4,642	24,558	14,426
Silver revenue		(90)	(9)	(323)	(45)
Gold revenue		5,691	4,633	24,235	14,381
Gold sold	ounce	1,306	1,313	5,339	4,461
Average realized gold price ($/oz)	$/ounce	4,358	3,529	4,539	3,224

Ruby Hill
Revenues		1,125	2,520	5,892	6,198
Silver revenue		(27)	(42)	(82)	(175)
Gold revenue		1,098	2,478	5,810	6,023
Gold sold	ounce	274	730	1,347	1,847
Average realized gold price ($/oz)	$/ounce	4,007	3,395	4,313	3,261
Note to table above:
1 Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2026 (2025 - 58%)

Adjusted net loss(2)

Adjusted net loss and adjusted net loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)	2026	2025	2026	2025

Net loss	$(48,350)	$(41,867)	$(179,478)	$(113,287)
Adjust for:
Gain (loss) on fair value measurement of Silver Purchase Agreement derivative	3,529	2,860	(32,563)	(6,602)
Gain (loss) on fair value measurement of NSR Royalty	8,713	—	(22,950)	—
Finance fee expense	—	—	(9,802)	—
Loss on loan extinguishment	—	—	(7,110)	(782)
Loss on fair value measurement of Convertible Loans derivative	—	(863)	(3,463)	(1,536)
Loss on fair value measurement of Orion Gold Prepay Agreement derivative	—	(4,209)	(3,377)	(14,883)
Gain / (loss) on Offtake liability	—	—	(4,800)	—
(Loss) gain on fair value measurement of 2026 Gold Prepay derivative	(4,162)	—	25,731	—
Loss on fair value measurement of warrant liabilities	(8,279)	(5,400)	(3,110)	(5,126)
Total adjustments	$(199)	$(7,612)	$(61,444)	$(28,147)
Adjusted net loss	(48,151)	(34,255)	(118,034)	(85,140)

Weighted average shares	866,370,379	815,610,094	854,913,465	619,780,680
Adjusted net loss per share	$(0.06)	$(0.04)	$(0.14)	$(0.14)